EXHIBIT 11

           NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
              For the Three Months Ended June 30, 1999 and 1998
                                 (Unaudited)
                     (In thousands except per share data)

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
                                                       1999       1998


Numerator for basic and diluted earnings
per share:
    Earnings available to common stockholders
    before and after assumed conversions:
    Net earnings                                   $    12,198     12,270


Denominator:
    Basic earnings per share -
    weighted-average shares                              3,499      3,494

    Effect of dilutive stock options                        31         37

    Diluted earnings per share -
    adjusted weighted-average
    shares for assumed conversions                       3,530      3,531


Basic earnings per share:
    Net earnings                                   $      3.49       3.51


Diluted earnings per share:
    Net earnings                                   $      3.46       3.48

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